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                                                        EXHIBIT A(ii)

                                                            INSTRUMENT

                           CERTIFICATE OF TRUSTEES
                                      OF
                  VAN KAMPEN MERRITT PRIME RATE INCOME TRUST

                               October 11, 1995

The undersigned, constituting all of the Trustees of Van Kampen Merritt Prime Rate Income Trust (the "Prime Rate Trust"), hereby adopt the following resolution for the purpose of amending and restating Section 1.1 of the Prime Rate Trust's Amended and Restated Agreement and Declaration of Trust (the "Prime Rate Trust Instrument") and execute this instrument in writing pursuant to Section 9.3 of the Prime Rate Trust Instrument, as in effect on the date hereof. This certificate may be executed in counterpart.

         RESOLVED, that pursuant to Sections 9.3 and 1.1 of the Prime
         Rate Trust Instrument, the first sentence of such Section 1.1 be, and it hereby is, amended and restated in its entirety in the Prime Rate Trust Instrument as follows:

         Section 1.1 Name, Principal, Office and Resident Agent. The name of the trust created hereby is the "Van Kampen American Capital Prime Rate Income Trust, (the "Trust").



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David C. Arch                                Wayne W. Whalen

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Dennis J. McDonnell                          Don G. Powell

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Howard J. Kerr                               Theodore A. Myers

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Hugo F. Sonnenschein                         Rod Dammeyer